UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MSC Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

mscincomefund.comMSC Income Fund, Inc. Page 1 September 10, 2024 MSC I me Fu d, Inc. mscincomefund.c Overview of MSC Income Fund, Inc.’s Potential Listing of its Shares on a National Securities Exchange

mscincomefund.comMSC Income Fund, Inc. Page 2 Important Notices FORWARD-LOOKING STATEMENTS This communication contains forward-looking statements, which are based upon MSC Income Fund, Inc. (MSC Income or the Fund) management’s current expectations and are inherently uncertain and which involve substantial risks and uncertainties. These forward-looking statements include, without limitation, statements relating to the following: the completion of certain proposed transactions by the Fund, including a listing of its shares of common stock on a national securities exchange (such as the New York Stock Exchange or NASDAQ Stock Market) (a Listing), any potential follow- on public equity offering of the Fund’s common stock, and the completion of certain other transactions; the Fund’s planned transition to focus on its Private Loan (PL) investment strategy; the Fund’s potential to access additional leverage and to reduce the minimum asset coverage requirement applicable to it under the Investment Company Act of 1940, as amended; the declaration and payment of future dividends; the Fund providing a path to an option for full liquidity for its shareholders; the Fund or its shareholders achieving any benefits from any of the foregoing; and anticipated approvals relating to the upcoming special meeting of the Fund’s shareholders (the Special Meeting). The use of words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions identify any such forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Fund’s control, and that the Fund may or may not have considered; accordingly, such forward-looking statements are not guarantees or assurances of future performance or events and are subject to various risks and uncertainties. Certain factors could cause actual results, conditions and events to differ materially from those projected or anticipated, including the risks and uncertainties associated with (i) the timing or likelihood of the completion of the proposed transactions by the Fund described in the Fund’s Definitive Special Proxy Statement (the Special Proxy), (ii) the timing or likelihood of the commencement and/or completion of any Listing and/or any potential follow-on public equity offering and uncertainty with respect to the trading levels of shares of the Fund’s common stock following any Listing, (iii) the possibility that the Fund may fail to obtain the requisite shareholder approval for one or more of the proposals to be considered at the Special Meeting (the Proposals), (iv) regulatory factors and general economic, political and market conditions at the time of any potential future transaction or event referenced in this communication, as well as other external factors, (v) changes in laws or regulations or interpretations of current laws and regulations that could impact implementation of one or more of the Proposals or the transactions contemplated thereby, (vi) the Fund’s plans, expectations, objectives and intentions, as a result of any potential future transaction or event referenced in this communication, and (vii) other factors enumerated in the Fund’s filings with the U.S. Securities and Exchange Commission (the SEC). You should not place undue reliance on such forward-looking statements, which speak only as of the date of this communication. None of the Fund or any of its affiliates, including MSC Adviser I, LLC (the Adviser or MSC Adviser) and its parent company, Main Street Capital Corporation (Main Street or MAIN), undertakes any obligation to update any forward-looking statements made herein, unless required by law. Therefore, you should not rely on these forward-looking statements as representing the views of the Fund, MSC Adviser, Main Street or any of their affiliates as of any date subsequent to the date of this communication. You should read this communication and the documents referenced in this communication completely and with the understanding that actual future events and results may be materially different from expectations. All forward- looking statements included in this communication are qualified by these cautionary statements. ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed transactions referenced in this communication, including seeking to obtain shareholder approval in connection with the Proposals, the Fund filed the Special Proxy with the SEC and delivered it to the Fund’s shareholders. The Special Proxy contains important information about the Fund, any proposed transactions and related matters. This communication is not a substitute for the Special Proxy or for any other document that the Fund, MSC Adviser, Main Street or another party may file with the SEC and send to the Fund’s shareholders in connection with the proposed transactions. SHAREHOLDERS OF THE FUND ARE URGED TO READ THE SPECIAL PROXY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND, THE PROPOSALS, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

mscincomefund.comMSC Income Fund, Inc. Page 3 Important Notices (continued) NO OFFER OR SOLICITATION This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement. Nothing in this communication shall constitute an offer to sell, or a solicitation of an offer to buy, any securities and this communication should not be interpreted or construed as such. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended, or an exemption therefrom. The full details of the Proposals are included in the Special Proxy, which the Fund filed with the SEC on September 3, 2024. You should carefully read the Special Proxy because it contains important information about the Special Meeting and the Proposals. Information contained on the Fund’s website is not incorporated by reference into this communication. Investors and security holders may obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov. PARTICIPANTS IN THE SOLICITATION The Fund, MSC Adviser and Main Street, which beneficially owns 2,170,222 shares of the Fund’s common stock, and the Fund’s and Main Street’s respective directors and officers and certain personnel of the Adviser and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals and proposed transactions. Information about the directors and executive officers of the Fund is set forth in the Special Proxy and in its definitive proxy statement for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on May 29, 2024. Information about the directors and executive officers of Main Street is set forth in the Special Proxy and in its definitive proxy statement for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 25, 2024. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Fund’s shareholders in connection with the Proposals, and their direct or indirect interests, by security holdings or otherwise, is contained in the Special Proxy. To the extent holdings of securities by any of the Fund’s directors or executive officers have changed since the amounts disclosed in the Special Proxy, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed by such directors or executive officers, as the case may be, with the SEC. These documents may be obtained free of charge from the sources indicated above.

mscincomefund.comMSC Income Fund, Inc. Page 4 Background and Overview On September 3, 2024, MSC Income Fund, Inc. (MSC Income or the Fund) filed a definitive proxy statement that contains certain proposals intended to position the Fund to complete a Listing MSC Income also announced activities and changes that will position the Fund for future growth The Fund believes that these activities and changes provide the opportunity for significant future benefits to the Fund’s shareholders Since its inception, MSC Income has operated as a non-listed, externally- managed business development company (BDC) The Fund currently has over $1.2 billion of capital(1) • The Fund’s current investment focus is primarily on its Private Loan (PL) investment strategy and secondarily on its Lower Middle Market (LMM) investment strategy MSC Income is managed by a wholly-owned subsidiary(2) of Main Street Capital Corporation (NYSE: MAIN) (MAIN or Main Street) Since becoming sole investment adviser to the Fund in October 2020, Main Street has actively explored different options and paths to a full liquidity option for MSC Income shareholders who desire such an option As a result of these efforts, on September 3, 2024, MSC Income filed a Definitive Proxy Statement (the Special Proxy), which: • Details certain proposals(3) that the Fund believes will position it to effectuate a listing of its shares on a national securities exchange (a Listing), if and when market conditions make it desirable to do so and it is otherwise in the Fund’s and its shareholders’ best interest • Details additional activities and changes which the Fund believes represent significant catalysts to its future growth and strengthen its ability to provide attractive returns to the Fund’s shareholders in the future The activities and changes detailed in the Special Proxy have been approved by MSC Income’s board of directors, but remain subject to the approval of the Fund’s shareholders(3) (1) As of June 30, 2024; capital includes total assets plus the undrawn portion of debt capital (2) Through MAIN’s wholly-owned unconsolidated subsidiary, MSC Adviser I, LLC (the Adviser) (3) Refer to page 6 for a summary of the proposals to be voted on by MSC Income shareholders, as detailed in the Special Proxy filed with the SEC

mscincomefund.comMSC Income Fund, Inc. Page 5 Opportunity for Significant Future Benefits to MSC Income A Listing and the other changes contemplated in the Special Proxy would provide an attractive opportunity to the Fund’s shareholders Provides an opportunity for near-term access to additional capital through the public capital markets, with the opportunity for expanded leverage capacity in the future The Fund plans to transition to a PL only investment strategy, accompanied by a revised advisory fee structure, with a focus on providing its shareholders an attractive recurring and growing quarterly dividend and favorable total shareholder returns (1) As part of the Fund’s planned transition to a PL only investment strategy and investment portfolio, the Fund would end all investments in new portfolio companies in its LMM investment strategy, but would continue to participate in follow-on investments in its existing LMM portfolio companies in accordance with the terms of the existing exemptive relief order from the SEC permitting co-investments among MAIN, MSC Income, and other funds and clients advised by the Fund’s Adviser (2) Refer to page 7 for a summary of proposed changes to the investment advisory agreement (the Advisory Agreement) between the Fund and its Adviser, which would become effective upon a Listing and remain subject to shareholder approval (3) A future reduction in the Fund’s regulatory minimum asset coverage ratio would be subject to board of directors or shareholder approval A Listing provides several benefits to the Fund’s shareholders, including, but not limited to the following: • A path to an option for full liquidity for existing shareholders who desire such an option • An opportunity to achieve significant growth of the Fund’s investment portfolio through near-term access to additional capital through the public capital markets − Due to its status as a non-listed, closed-end BDC, the Fund’s growth has historically been limited due to its inability to raise additional capital • Through a planned transition to a PL only investment strategy,(1) the Fund believes it will strengthen its ability to continue to provide its shareholders with an attractive recurring and growing quarterly dividend and favorable total shareholder returns • A revised fee structure between the Fund and its Adviser to align with the Fund’s transition to a PL-focused investment portfolio, including reductions in the base management fee percentage and changes to the incentive fee structures(2) • The longer-term opportunity to access additional leverage capacity through a potential future reduction in its minimum asset coverage ratio from 200% to 150%,(3) allowing the Fund to further optimize its leverage profile and shareholder returns and support the future growth of its investment portfolio

mscincomefund.comMSC Income Fund, Inc. Page 6 Summary of Proposals to Be Voted on by MSC Income Shareholders The Fund’s Special Proxy details certain corporate actions for which the Fund is requesting shareholder approval that will better position the Fund to complete a Listing MSC Income shareholders may vote their shares by Internet, Telephone or Mail as outlined on the final page of this presentation The Fund encourages its shareholders to vote their shares as soon as possible The Fund’s Board recommends a vote FOR each Proposal Proposal Summary Description of Proposal(1) Proposal 1(i) Proposal to amend the Fund’s articles of incorporation (the Charter), which will become effective upon a Listing, to include a provision that would limit the transferability of the Fund’s shares outstanding at the time of a Listing during the 365-day period following a Listing in order to facilitate the Listing and any potential follow-on public offering of Fund shares accompanying the Listing Proposal 1(ii) Proposal to reflect amendments to the Charter, which will become effective upon a Listing, to remove certain legacy North American Securities Administrators Association, Inc. (NASAA) Omnibus Guidelines provisions and references, which were implemented in connection with the Fund’s original continuous public offering, to conform certain provisions in the Charter more closely to provisions in the charters of other listed BDCs Proposal 1(iii) Proposal to reflect an amendment to the Charter, which will become effective upon a Listing, to delete provisions regarding restrictions and requirements applicable to the Fund’s distribution reinvestment plan Proposal 1(iv) Proposal to reflect an amendment to the Charter, which will become effective upon a Listing, to delete provisions prohibiting acquisitions of assets in exchange for shares and restricting certain transactions between the Fund and its Adviser and its affiliates Proposal 2(2) Proposal to amend and restate the Advisory Agreement between the Fund and its Adviser, which will become effective upon a Listing(2) Proposal 3 Proposal to authorize the flexibility for the Fund, with the approval of its board of directors, to offer and sell shares of its common stock at a price below net asset value (NAV) per share during the next 12 months following shareholder approval, subject to certain limitations described in the Special Proxy (1) The full details of the Proposals to be considered at the Fund’s Special Meeting, including the board of directors’ considerations of the impact of each Proposal to the Fund and its shareholders, are included in the Special Proxy, which MSC Income filed with the SEC (2) Refer to page 7 for a summary of proposed changes to the investment advisory agreement (the Advisory Agreement) between the Fund and its Adviser, which would become effective upon a Listing and remain subject to shareholder approval

mscincomefund.comMSC Income Fund, Inc. Page 7 Summary of Proposed Changes to Advisory Agreement(1) (1) Subject to shareholder approval; the full details of the proposed changes to the Advisory Agreement are included in the Special Proxy, which MSC Income has filed with the SEC To align with the Fund’s transition to a PL only investment strategy and portfolio, the following changes to the Advisory Agreement between the Fund and its Adviser would become effective upon a Listing: Base Management Fee • Initial reduction to 1.50% of the Fund’s total assets (vs. 1.75% under the existing Advisory Agreement), immediately effective upon a Listing • Additional reduction to 1.25% of the Fund’s total assets when the fair value (FV) of the Fund’s LMM investment portfolio falls below 20% of the Fund’s total investment portfolio at FV • An additional reduction to 1.00% of the Fund’s total assets when the FV of the Fund’s LMM investment portfolio falls below 7.5% of the Fund’s total investment portfolio at FV Incentive Fee on Net Investment Income • The Adviser would earn 17.5% of the Fund’s pre-incentive net investment income (pre-incentive NII) above a 6.0% annualized hurdle rate, subject to a “catch-up” feature whereby the Fund and the Adviser would participate 50%/50% during the “catch-up” range from 6.0% through 9.231% o Under the existing Advisory Agreement, the Adviser earns 20.0% of the Fund’s pre-incentive NII above a 7.5% annualized hurdle rate, subject to a 100% “catch-up” feature (implying a full “catch-up” at 9.375%) • Pre-incentive NII returns will be measured based upon Net Assets (as opposed to Adjusted Capital as set forth in the existing Advisory Agreement), consistent with other listed BDCs Incentive Fee on Capital Gains • Capital gains incentive fee reduced from 20.0% under the existing Advisory Agreement to 17.5%, measured based upon cumulative net realized gains from the Listing date, net of cumulative unrealized depreciation from the Listing date, in each case measured against the FV of existing investments as of the most recent quarter end preceding the Listing date (or cost basis for those investments acquired subsequent to the Listing date)

MSC INCOME FUND

Your vote is very important.

Please vote your shares promptly.

You can vote your shares by **internet**, **telephone** or **mail**.

Simply follow the instructions on your proxy card. We've highlighted where you can find your unique Control Number in the examples shown to the right.

If you have any questions or need assistance, please call 1-833-501-4819.


0000 0000 0000 0000
0000 0000 0000 0000
NOTE: This is not an actual Control Number. Please refer to your proxy card for your unique Control Number.

FOUR WAYS TO VOTE

ONLINE

WWW.PROXYVOTE.COM

Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

PHONE

WITHOUT A PROXY CARD

Call 1-833-501-4819 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

QR CODE

WITH A SMARTPHONE

Vote by scanning the Quick Response Code or "QR Code" on your proxy card.

MAIL

VOTE PROCESSING

Mark, sign and date your ballot and return it in the postage-paid envelope provided.


0000 0000 0000 0000
0000 0000 0000 0000
NOTE: This is not an actual Control Number. Please refer to your proxy card for your unique Control Number.